Exhibit 10.14

SUPPLEMENT TO EXPLORATION AGREEMENT

        This Supplement to Exploration Agreement (the “Supplement”) is dated as of December 20, 2002 by and among Comstock Resources, Inc., a Nevada corporation (“CRI”), Comstock Offshore, LLC, a Nevada limited liability company (“Comstock”), Bois d’Arc Offshore, Ltd., a Texas limited partnership (“Bois d’Arc Ltd.”), Bois d’Arc Oil & Gas Company, LLC, a Texas limited liability company (“Bois d’Arc LLC”) (Bois d’Arc Ltd. and Bois d’Arc LLC are collectively referred to herein as (“Bois d’Arc”)), Wayne L. Laufer (“Laufer”) and Gary W. Blackie (“Blackie”).

        WHEREAS, the parties hereto are parties to the 2001 Exploration Agreement effective as of April 1, 2001 (the “Exploration Agreement”) pursuant to which they have agreed to pursue a joint exploration program with respect to certain properties identified by Bois d’Arc;

        WHEREAS, Bois d’Arc has identified certain properties to be acquired (the “Murphy Acquisition”) from Murphy Exploration and Production Company (“Murphy”); and

        WHEREAS, the parties desire that the development of the properties from Murphy be subject to the terms of this Supplement rather than the Exploration Agreement, except as otherwise provided herein.

        NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Comstock shall pay 100% of the costs to acquire the properties from Murphy, which are more fully described on Schedule I hereto (the “Subject Properties”). Comstock shall then assign to Bois d’Arc at no cost a 10% interest of the working interest acquired from Murphy in the Subject Properties (including production, facilities, pipelines and responsibility for plugging and abandonment). Such assignment shall be effective the first day of the calendar month in which the Murphy Acquisition is closed. To the extent permitted, Comstock will grant to Bois d’Arc a license with respect to the seismic data, if any, acquired in the Murphy Acquisition.

2.	Comstock shall also assign to Bois d’Arc an overriding royalty interest equal to 2% of 8/8ths proportionately reduced to the working interest acquired from Murphy in the Subject Properties. Such overriding royalty interest will be attributable to the leases and all production therefrom, with the exception of production from existing wellbores listed on Schedule II attached hereto. The overriding royalty interest will apply to all future wells drilled, sidetracked or deepened, including the sidetracking or deepening of any wellbore listed on Schedule II. (These projects will be undertaken in an effort to discover and produce unique reserves not obtainable from the wellbores listed on Schedule II.) The overriding royalty interest shall not apply to any such well drilled or sidetracked as a replacement well for any of the wellbores listed on Schedule II as long as such replacement wellbore stays within 100 feet horizontally of the wellbore being replaced. The overriding royalty interest will apply to any wells completed in or in the future recompleted into the proposed M-8 sand water flood reservoir. The assignment of any overriding royalty interest described in this Section 2 shall be effective the first day of the month in which the Murphy Acquisition is closed.

3.	Bois d’Arc shall have the option to be assigned an additional 15% of the initial working interest acquired from Murphy once Comstock receives net proceeds from the Subject Properties that allow it to recover its investment in the acquisition, including all transaction costs and capital expenditures made on the Subject Properties, and earn a 15% annual return on its unrecovered investment in the Subject Properties. Such option shall be exercisable for a period of thirty (30) days commencing at the beginning of the month subsequent to the month that the payout described herein occurs. The annual return shall be calculated on a monthly basis from the date the acquisition closed based on Comstock’s unrecovered investment multiplied by 15% per annum. The unrecovered investment shall be the total of (i) the purchase price paid for the Subject Properties after all price adjustments including pre-closing revenues and expenses and all transaction expenses plus (ii) any operating expenses and capital expenditures incurred with respect to the Subject Properties less (iii) net revenues received by Comstock from the Subject Properties.

4.	Comstock will be named operator with respect to the Subject Properties. Comstock will open an office that will have the first level of responsibility and authority for the daily operation and development of the Subject Properties. Comstock agrees to locate such office in close proximity to Bois d’Arc’s Houston office and provide Bois d’Arc full access at all times to the personnel and files in such office in connection with Bois d’Arc’s ownership interest in the Subject Properties. Through December 31, 2006, Bois d’Arc will have the right to approve any personnel which Comstock desires to designate or hire to manage the Subject Properties (“Comstock Personnel”), including any independent third party consultants, contractors and field personnel.

5.	In consideration for the interests being conveyed to Bois d’Arc pursuant to this Agreement, until December 31, 2006 Bois d’Arc agrees to provide at no cost to Comstock certain geological, engineering and other technical personnel (“Bois d’Arc Personnel”), which Bois d’Arc, in its sole and reasonable discretion, deems necessary for the operation and development of the Subject Properties. The Bois d’Arc Personnel will work in conjunction with the Comstock Personnel and be involved in all decisions relative to the management and operation of the Subject Properties. If the Bois d’Arc Personnel and Comstock Personnel are unable to agree upon the day-to-day management, field operations, long range planning, or budget/economic considerations and strategy, such issues will be resolved jointly by the chief executive officer of Comstock and Laufer and Blackie.

6.	The South Pelto 19/20 acreage to be acquired or farmed-in from Murphy will be subject to the terms of the Exploration Agreement and not this Supplement, except that Comstock will be entitled to a 50% working interest in any prospect developed on such acreage.

7.	The parties acknowledge and agree that the Subject Properties and any development with respect thereto shall not in any case be considered a Successful Prospect (as defined in the Exploration Agreement).

8.	Comstock and Bois d’Arc agree to negotiate in good faith, subject to the approval of any affected third party working interest owner, a processing agreement similar to the Bois d’Arc South Timbalier Block 9/Ship Shoal Block 67 processing agreements to permit processing of production from blocks in close proximity to the Subject Properties which Comstock and/or Bois d’Arc now own or may hereafter acquire provided that such additional production to be processed will not impair the ability to process the production from the Subject Properties.

9.	This Supplement shall be effective only upon the closing of the Murphy Acquisition, and if such acquisition is not consummated on or before February 28, 2003, this Supplement shall be null and void.

10.	Comstock agrees that if it acquires any additional working interests in the Subject Properties (beyond the interests acquired in the Murphy Acquisition) during the twenty-four (24) month period following the date of this Supplement and on terms that are at least as favorable as those contained in the Murphy Acquisition, such additional interests shall be subject to the terms of this Supplement.

11.	This Supplement shall not be amended unless in writing signed by all parties.

12.	This Supplement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. No party shall assign this Supplement or any rights hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Bois d’Arc shall have the right to assign this Supplement and all rights and obligations hereunder to an entity controlled by Laufer and Blackie. For purposes hereof, an entity shall be controlled by Laufer and Blackie if Laufer and Blackie own, directly or indirectly, in the aggregate 100% of the ownership interest in such entity.

13.	This Supplement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Supplement as of the date written above.

COMSTOCK RESOURCES, INC.

By: /s/ M. JAY ALLISON
M. Jay Allison, President

COMSTOCK OFFSHORE, LLC

By: /s/ M. JAY ALLISON
M. Jay Allison, Manager

BOIS D' ARC OFF SHORE, LTD.

By: Bois d'Arc Oil & Gas Company, LLC
general partner

By: /s/ WAYNE L. LAUFER

Wayne L. Laufer, Manager

By: /s/ GARY BLACKIE

Gary Blackie, Manager